EXHIBIT 3.8

OPTION AGREEMENT

NEXTGEN ENERGIES, INC.

(the “Company”)

2016 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

Unless otherwise defined herein, capitalized terms used in this Stock Option Agreement (the “Agreement”) will have the meanings given to such terms in the Company’s 2016 Stock Incentive Plan, as amended, updated, or restated from time to time (the “Plan”). This Agreement is dated as of May 15, 2017.

I.	NOTICE OF STOCK OPTION GRANT

RUDY GARCIA (“Optionee”) 8277 East Sweet Bush Lane Gold Canyon, Arizona 85118

The Optionee has been granted an Option (the “Option”) to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Agreement, as follows:

Effective Date of Grant: May 15, 2017

Vesting Schedule:

Vesting Date	Vested Shares	Vesting Date	Vested Released
Effective Date	13,676	March 10, 2018	7,010
June 10, 2017	7,009	June 10, 2018	7,010
September 10, 2017	7,009	September 10, 2018	7,010
December 10, 2017	7,010	December 10, 2018	7,010

Upon the termination of Optionee’s employment with the Company for any reason other than for “cause:” (a) all vested Options will remain exercisable for three months in accordance with the Plan; and (b) all unvested Options scheduled to vest on the next quarterly vesting date shall vest as of the date of termination; and (c) all remaining unvested Options will terminate and immediately be forfeited.

Exercise Price per Share:	US $0.16

Total Number of Shares Granted:	62,744 (the “Shares”)

Total Exercise Price:	US $10,039.04

Type of Option:	Incentive Stock Option (“ISO”)

Term/Expiration Date:	Unless sooner terminated pursuant to the provisions of the Plan or this Agreement, five (5) years from the date of this Agreement.

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Termination Period: This Option will be exercisable for three months after Optionee ceases to be in Service to the Company, or for such shorter period as provided in Section 9.2 of the Plan (or any successor thereof). Notwithstanding the terms and conditions set forth above, in no event may Optionee exercise this Option after the Term/Expiration Date.

II. AGREEMENT

1. Grant of Option. The Plan Administrator hereby grants to the Optionee, the Option to purchase the number of Shares set forth in the Notice of Stock Option Grant at the Exercise Price per Share set forth above (the “Exercise Price”), and subject to the terms and conditions of the Plan, which is incorporated into this Agreement by this reference. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan will control.

If the Option is designated in the Notice of Stock Option Grant as an Incentive Stock Option (“ISO”), this Option is intended to quality as an Incentive Stock Option as defined in Section 422 of the Code or any successor statutory provision. Nevertheless, to the extent that it exceeds the $100,000 rule of Code Section 422(d), this Option will be treated as a NSO.

2. Exercise of Option.

(a) Right to Exercise. This Option will be exercisable during its term in accordance with the Vesting Schedule set forth above and with the applicable provisions of the Plan and this Agreement.

(b) Method of Exercise. This Option will be exercisable by delivery of an exercise notice in the form attached as Exhibit A (the “Exercise Notice”), which will state the Optionee’s election to exercise the Option, the number of Shares with respect to which the Option is being exercised, and such other representations and agreements as may be required by the Company. The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Shares to be exercised by Optionee. This Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price as to all Shares to be exercised.

No Shares will be issued pursuant to the exercise of an Option unless such issuance and such exercise complies with all applicable laws and regulations. Assuming such compliance, for income tax purposes, the Shares will be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares.

3. Opt i onee ‘s Repr ese nt at i ons . In the event the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), at the time this Option is exercised, the Optionee will, if required by the Company, concurrently with the exercise of all or any portion of this Option, deliver to the Company his, her, or its Investment Representation Statement in the form attached hereto as Exhibit B. Additionally, the Optionee will execute and deliver to the Company, concurrently with the exercise of all or any portion of this Option, any and all other documentation reasonably requested by the Company in connection with such exercise.

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4. Lock-Up Period. The Optionee agrees that, if requested by an underwriter, Nomad, or broking institution engaged by the Company in connection with (a) the Company’s first underwritten public offering pursuant to an effective registration statement under the Securities Act, or (b) the Company having its shares of its capital stock admitted to trading on any internationally recognized securities exchange (e.g., New York, AMEX, NASDAQ, London, or Toronto Stock Exchanges), the Optionee will not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of this Option or any of the Shares during the period commencing on the earlier to occur of (i) the date of the final prospectus relating to the Company’s first firm commitment underwritten public offering of its common stock under the Securities Act, or (ii) the date that the Company’s shares of capital stock are admitted for trading on any internationally recognized securities exchange, and ending 12 months thereafter or on an earlier date specified by the Company and/or the applicable underwriter, Nomad, or broking firm. If the Optionee holds a certain threshold of equity securities of the Company, as reasonably determined by the applicable underwriter, Nomad, or broking institution engaged by the Company to conduct a public offering, prior to the date that the Company’s shares of capital stock are admitted for trading on an applicable stock exchange, the Optionee will agree to such restriction as requested by the Company for a period of up to 12 months. The Optionee will execute a market standoff agreement with said underwrit- ers, Nomads, and broking institutions in customary form consistent with the provisions of this Section 4.

5. Method of Payment. Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of the Optionee:

(a) cash or check; or

(b) consideration received by the Company under a formal cashless exercise program adopted by the Company in connection with the Plan.

6. Restrictions on Exercise. This Option may not be exercised until such time as the Plan has been approved by the stockholders of the Company, or if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable laws or regulations.

7. Non-Transferability of Option. This Option may not be transferred in any manner, except for transfer by will or by the laws of descent or distribution, and may be exercised during the lifetime of the Optionee only by the Optionee; provided, however, that the Optionee may transfer this Option if the Optionee obtains the Company’s written consent to such transfer (which the Company may withhold, in its sole and absolute discretion). The terms of the Plan and this Agreement will be binding upon the executors, administrators, heirs, successors, and assigns of the Optionee.

8. Term of Option. This Option may be exercised only within the terms set forth in this Agreement, and may be exercised during such term only in accordance with the Plan and the terms of this Agreement.

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9. Tax Consequences. Set forth below is a brief summary as of the Effective Date of Grant of some of the federal tax consequences of exercise of this Option and disposition of the Shares. THIS SUMMARY IS INCOMPLETE AND APPLICABLE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. THE OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

(a) Exercise of NSO. There may be a regular federal income tax liability upon the exercise of an NSO. The Optionee may be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price. If Optionee is an employee or a former employee of the Company, the Company may be required to withhold from Optionee’s compensation or collect from Optionee and pay to the applicable taxing authorities an amount in cash equal to a percentage of this compensation income at the time of exercise, and may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

(b) Exercise of ISO. If this Option qualifies as an ISO, there may be no regular federal income tax liability upon the exercise of the Option, although the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price may be treated as an adjustment to the alternative minimum tax for federal tax purposes and may subject the Optionee to the alternative minimum tax in the year of exercise.

(c) Disposition of Shares. In the case of an NSO, if Shares are held for at least one year, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal income tax purposes. In the case of an ISO, if Shares transferred pursuant to the Option are held for at least one year after exercise and of at least two years after the Effective Date of Grant, any gain realized on disposition of the Shares will also be treated as long-term capital gain for federal income tax purposes. If Shares purchased under an ISO are disposed of within one year after exercise or two years after the Effective Date of Grant, any gain realized on such disposition will be treated as compensation income (taxable at ordinary income rates) to the extent of the difference between the Exercise Price and the lesser of (i) the Fair Market Value of the Shares on the date of exercise, or (ii) the sale price of the Shares, any additional gain will be taxed as capital gain, short-term or long-term depending on the period that the ISO Shares were held.

(d) Notice of Disqualifying Disposition of ISO Shares. If the Option granted to Optionee herein is an ISO, and if Optionee sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (i) the date two years after the Effective Date of Grant, or (ii) the date one year after the date of exercise, the Optionee will immediately notify the Company in writing of such disposition. Optionee agrees that Optionee may be subject to income tax withholding by the Company on the compensation income recognized by the Optionee.

10. Entire Agreement; Governing Law. The Plan is incorporated herein by this reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter hereof, and may not be modified in anyway except by means of a writing signed by the Company and the Optionee. This Agreement is governed by the internal substantive laws but not the choice of law rules of the State of Delaware.

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11. No Guarantee of Continued Service. THE OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING TO BE IN SERVICE TO THE COMPANY (NOT THROUGH THE ACT OF BEING LURED, BEING GRANTED THIS OPTION, OR ACQUIRING SHARES HEREUNDER). THE OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER, AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT OR EMPLOYMENT AS A SERVICE PROVIDER TO THE COMPANY FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE OPTIONEE’S RELATIONSHIP AS A SERVICE PROVIDER TO THE COMPANY AT ANY TIME, WITH OR WITHOUT CAUSE.

The Optionee acknowledges receipt of a copy of the Plan, represents that he, she, or it is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. The Optionee has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of legal counsel prior to executing this Option, and fully understands all provisions of the Option. The Optionee hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Plan Administrator upon any questions arising under the Plan or this Option. The Optionee further agrees to notify the Company upon any change in the residence address indicated below.

OPTIONEE	NEXTGEN ENERGIES, INC., a Delaware corporation

By:
RUDY GARCIA, an individual	George M. Weiss, Executive Chairman

Address:	Address:

8277 East Sweet Bush Lane Gold Canyon, Arizona 85118	NextGen Energies, Inc. 13835 N. Tatum Blvd #9-419 Phoenix, AZ 85032

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